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                                 Exhibit (a)(10)

                                [SENT BY E-MAIL]

                 FORM OF E-MAIL REGARDING THE DEADLINE TO SUBMIT
                             A LETTER OF TRANSMITTAL

From:             John Warren
Sent:             Wednesday, June 5, 2002
To:               ANADIGICS All Users
Subject:          Stock Option Exchange Program


To All,

This is a reminder to employees regarding the Stock Option Exchange Program. If you wish to exchange any stock options, the deadline for receipt of the "Letter of Transmittal" is June 18 no later than 5:00PM Eastern Daylight Time.

If you should have questions you may contact the Stock Option Exchange hotline at extension 6060 or (908) 791-6060, or via e-mail at stockoptionexchange@anadigics.com.

Please also refer to the prospectus for details of the plan as well as the risks involved in making your decision.


John E. Warren III
Vice President,
Worldwide Human Resources


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